Exhibit 99.2

BONUS RECOVERY AGREEMENT

By signing this Bonus Recovery Agreement, the undersigned (x) acknowledges that he or she is or may be an “Affected Employee” as that term is defined in the Corporation’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) Clawback Policy (the “Clawback Policy”) adopted by the Board of Directors of Carolina Bank Holdings, Inc. (as the same may be modified or amended after the date hereof), (y) acknowledges having received a copy of and having read the Clawback Policy, and (z) agrees to abide by and be subject to the terms of the Clawback Policy and Rule 30.8 of the TARP CPP compensation rules.

Without limiting the generality of the foregoing, the undersigned acknowledges that by signing this Bonus Recovery Agreement the undersigned agrees that, for the duration of the period that the United States Treasury Department holds any equity or debt of Carolina Bank Holdings, Inc. and as provided in the Clawback Policy and in the TARP CPP compensation rules at 31 C.F.R. 30.8, any bonus, incentive compensation, and retention payments made to the undersigned by Carolina Bank Holdings, Inc. or any subsidiary or affiliate of Carolina Bank Holdings, Inc. are subject to recovery or “clawback” by Carolina Bank Holdings, Inc. or the subsidiary or affiliate if the payments are based on materially inaccurate financial statements (including but not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria. The undersigned agrees to repay promptly and in full to Carolina Bank Holdings, Inc., its subsidiaries or affiliates in accordance with the Clawback Policy the bonus, incentive compensation, and retention payments made to the undersigned upon notice from Carolina Bank Holdings, Inc. that the bonus, incentive compensation, and retention payments are required by the Clawback Policy to be recovered by Carolina Bank Holdings, Inc., its subsidiaries or affiliates.

The undersigned acknowledges and agrees that by executing this Bonus Recovery Agreement, the undersigned waives all rights to the receipt of, and objection to, any recovery of any compensation to the extent necessary, during the period that the United States Department of the Treasury owns any debt or equity securities of the company acquired pursuant to the TARP CPP or any warrants issued in connection therewith, in order for Carolina Bank Holdings, Inc. to comply with Section 111(b) of EESA as implemented by rules, regulations, or guidance thereunder.

The Clawback Policy is hereby incorporated in this Bonus Recovery Agreement by reference and made a part hereof.

Date: , 20	EMPLOYEE

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